REGULATION A+ TIER 2 BROKER-DEALER AGREEMENT WITH SYNDICATE PROVISIONS

This BROKER-DEALER AGREEMENT (the "Agreement") is made and entered into as of April 28, 2025 (the "Effective Date"), by and between Intec Bioplastics, Inc., a Wyoming corporation (the "Company" or "Issuer"), and Andes Capital Group, LLC, an Illinois limited liability company registered as a broker-dealer with the Securities and Exchange Commission ("SEC") and a member in good standing of the Financial Industry Regulatory Authority ("FINRA") (the "Lead Broker-Dealer"), and the broker-dealers listed on Exhibit A attached hereto (collectively with the Lead Broker-Dealer, the "Syndicate Members," and each individually, a "Syndicate Member").

RECITALS

WHEREAS, the Company intends to offer and sell up to $75,000,000 of Common Stock (the "Securities") in an offering (the "Offering") pursuant to Regulation A+ Tier 2 under the Securities Act of 1933, as amended (the "Securities Act"), as described in the Company's offering statement on Form 1-A, as amended (the "Offering Statement"), and the offering circular contained therein (the "Offering Circular"), which have been or will be filed with the SEC;

WHEREAS, the Company desires to engage the Lead Broker-Dealer to act as the exclusive lead placement agent and to form a syndicate of participating broker-dealers to assist in the offer and sale of the Securities on a "best efforts" basis; and

WHEREAS, the Lead Broker-Dealer desires to act as the exclusive lead placement agent for the Offering and to form such a syndicate of broker-dealers in connection with the Offering, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.APPOINTMENT

1.1Appointment of Lead Broker-Dealer. The Company hereby appoints the Lead Broker- Dealer as its exclusive lead placement agent for the purpose of soliciting and receiving subscriptions for the Securities in connection with the Offering, and the Lead Broker-Dealer hereby accepts such appointment. The Lead Broker-Dealer shall serve as the manager of the syndicate of broker-dealers that will participate in the Offering.

1.2Appointment of Syndicate Members. The Lead Broker-Dealer shall have the right to appoint additional broker-dealers as Syndicate Members, subject to the Company's approval, which shall not be unreasonably withheld. Each Syndicate Member shall execute a Syndicate Joinder Agreement in the form attached hereto as Exhibit B.

1.3Best Efforts Basis. The Lead Broker-Dealer and the Syndicate Members agree to use their best efforts to solicit and receive subscriptions for the Securities. Nothing contained herein shall constitute a commitment, express or implied, on the part of the Lead Broker-Dealer or any Syndicate Member to purchase any Securities.

2.OFFERING PERIOD

2.1Offering Period. The Offering shall commence on the date that the Offering Statement is qualified by the SEC and shall continue until the earlier of: (i) the date on which the maximum amount of Securities offered has been sold; (ii) the date that is 12 months from the date of qualification of the Offering Statement by the SEC; or (iii) the date on which the Offering is terminated by the Company or the Lead Broker-Dealer pursuant to the terms of this Agreement (the "Offering Period").

2.2Extension. The Company and the Lead Broker-Dealer may mutually agree in writing to extend the Offering Period for up to an additional 12 months.

3.FEES AND EXPENSES

3.1Lead Broker-Dealer Onboarding Fee. The Company shall pay to the Lead Broker-Dealer a non-refundable onboarding fee of Ten Thousand Dollars ($10,000) (the "Onboarding Fee") upon execution of this Agreement.

3.2Selling Commissions. The Company shall pay to the Lead Broker-Dealer a selling commission of 8% of the gross proceeds received by the Company from the sale of Securities directly attributable to the efforts of the Lead Broker-Dealer (the "Lead Selling Commission").

3.3Syndicate Selling Commissions. The Company shall pay to each Syndicate Member a selling commission of 8% of the gross proceeds received by the Company from the sale of Securities directly attributable to the efforts of such Syndicate Member (the "Syndicate Selling Commission").

3.4Management Fee. The Company shall pay to the Lead Broker-Dealer a management fee equal to 2% of the gross proceeds received by the Company from the sale of all Securities in the Offering (the "Management Fee").

3.5Warrant Compensation. In addition to the cash compensation described above:

(a)Lead Broker-Dealer Warrants: The Company shall issue to the Lead Broker-Dealer warrants (the "Lead Broker Warrants") to purchase a number of shares of common stock equal to 2% of the total number of Securities sold in the Offering, plus additional warrants equal to 5% of the total number of Securities sold directly attributable to the efforts of the Lead Broker-Dealer.

(b)Syndicate Warrants: The Company shall issue to the Syndicate Members warrants (the "Syndicate Warrants") to purchase a number of shares of common stock equal to 5% of the total number of Securities sold in the Offering that are directly attributable to the efforts of such

Syndicate Members. The Lead Broker-Dealer shall allocate the Syndicate Warrants among the Syndicate Members in proportion to their respective contribution to the Offering.

(c)Warrant Terms: All warrants issued under this Section 3.5 shall: (i) Have an exercise price equal to 120% of the public offering price per Security; (ii) Be exercisable for a period of two (2) years from the date of issuance; (iii) Include cashless exercise provisions if the Securities are not then registered for resale; (iv) Contain provisions for adjustment of the exercise price and number of underlying Securities upon stock splits, stock dividends, recapitalizations, and similar events; (v) Include one demand registration right and unlimited piggyback registration rights; and (vi) Not be subject to any lock-up requirements.

3.6FINRA Filing Fee. The FINRA Corporate Filing Fee for this $75,000,000 best-efforts offering is $11,750 and will be a pass-through fee payable to the Lead Broker-Dealer, from the Company, who will then forward it to FINRA as payment for the filing. This fee is due and payable prior to any submission by the Lead Broker-Dealer to FINRA. The FINRA Fee is .00015 of the total offering amount + $500.

3.7Expense Reimbursement. The Company shall reimburse the Lead Broker-Dealer for all reasonable out-of-pocket expenses incurred in connection with the Offering, including but not limited to, legal fees, due diligence expenses, travel expenses, and marketing expenses, up to a maximum of $50,000 (the "Expense Cap"). Any expenses in excess of the Expense Cap shall require the prior written approval of the Company.

3.8Payment. All cash fees and expense reimbursements due to the Lead Broker-Dealer and the Syndicate Members shall be paid by the Company at each closing of the Offering. The Broker Warrants shall be issued within ten (10) business days following the final closing of the Offering.

3.9Tail Period. If, within 12 months after the termination or expiration of this Agreement, the Company completes any financing of equity, equity-linked or debt securities of the Company with any investors actually introduced to the Company by the Lead Broker-Dealer or any Syndicate Member during the Offering Period (as evidenced by the records maintained pursuant to Section 4.6), the Company shall pay to the Lead Broker-Dealer and/or applicable Syndicate Member the compensation set forth in Sections 3.2, 3.3, and 3.4 based on the amount of such financing actually completed with such investors.

4.DUTIES OF THE LEAD BROKER-DEALER AND SYNDICATE MEMBERS

4.1Compliance with Laws. The Lead Broker-Dealer and each Syndicate Member shall perform their respective services in compliance with all applicable federal and state securities laws, rules, and regulations, including but not limited to, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations of FINRA, and all applicable state "blue sky" laws.

4.2Review of Offering Materials. The Lead Broker-Dealer shall review the Offering Statement, Offering Circular, and any other materials used in connection with the Offering (collectively, the "Offering Materials") for compliance with applicable securities laws. The Lead

Broker-Dealer shall promptly notify the Company of any necessary corrections or amendments to the Offering Materials.

4.3Due Diligence. The Lead Broker-Dealer shall conduct a reasonable investigation of the Company, its business, operations, and financial condition, and the accuracy and completeness of the Offering Materials.

4.4Investor Suitability. The Lead Broker-Dealer and each Syndicate Member shall: (a) Make reasonable efforts to determine that the purchase of Securities is a suitable investment for each potential investor based on information provided by such investor regarding their financial situation, investment experience, and investment objectives; (b) Maintain records of their respective determinations of investor suitability for a period of not less than four (4) years; and

(c) Ensure compliance with applicable investment limitations for non-accredited investors under Regulation A+.

4.5Anti-Money Laundering. The Lead Broker-Dealer and each Syndicate Member shall comply with all applicable anti-money laundering laws and regulations, including the USA PATRIOT Act, and shall implement and maintain appropriate anti-money laundering procedures.

4.6Investor Tracking. The Lead Broker-Dealer and each Syndicate Member shall maintain accurate records of all potential investors contacted regarding the Offering and shall promptly provide such information to the Company upon request. Each Syndicate Member shall document all investors sourced by such Syndicate Member using the Investor Sourcing Record attached hereto as Exhibit C.

4.7Syndicate Management. The Lead Broker-Dealer shall be responsible for coordinating the activities of the Syndicate Members, including but not limited to: (a) Distributing Offering Materials to the Syndicate Members; (b) Conducting syndicate meetings and calls; (c) Allocating Securities among the Syndicate Members; and (d) Collecting and maintaining records of all investors sourced by the Syndicate Members.

5.DUTIES OF THE COMPANY

5.1Offering Materials. The Company shall: (a) Prepare and file with the SEC the Offering Statement and any amendments thereto; (b) Prepare the Offering Circular and any supplemental materials necessary for the Offering; (c) Obtain qualification of the Offering Statement by the SEC; (d) Obtain all necessary "blue sky" law permits and qualifications; and (e) Provide the Lead Broker-Dealer and Syndicate Members with sufficient copies of the Offering Materials.

5.2Due Diligence. The Company shall provide the Lead Broker-Dealer with access to such documents, information, and personnel as reasonably requested by the Lead Broker-Dealer in connection with its due diligence review.

5.3Updates and Amendments. The Company shall promptly notify the Lead Broker-Dealer of any material developments affecting the Company or the Offering and shall prepare and file with the SEC any necessary amendments or supplements to the Offering Statement or Offering Circular.

5.4Compliance with Laws. The Company shall comply with all applicable federal and state securities laws, rules, and regulations in connection with the Offering.

5.5Escrow Arrangements. The Company shall establish an escrow account with a qualified escrow agent for the deposit of investor funds, if required under applicable securities laws or as otherwise agreed upon by the parties.

6.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Lead Broker-Dealer and each Syndicate Member as follows:

6.1Organization and Good Standing. The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own its properties and conduct its business as described in the Offering Materials.

6.2Authorization. The Company has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.3No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company is a party or by which the Company is bound.

6.4Offering Materials. The Offering Materials, as of their respective dates, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.5Compliance with Laws. The Company is in compliance with all applicable federal and state securities laws, rules, and regulations in connection with the Offering.

7.REPRESENTATIONS AND WARRANTIES OF THE LEAD BROKER-DEALER AND SYNDICATE MEMBERS

The Lead Broker-Dealer and each Syndicate Member, severally and not jointly, represent and warrant to the Company as follows:

7.1Organization and Good Standing. Such party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to carry on its business as currently conducted.

7.2Authorization. Such party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

7.3Broker-Dealer Registration. Such party is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member in good standing of FINRA. Such party is also duly registered as a broker-dealer in all jurisdictions where it is required to be so registered in order to perform its obligations under this Agreement.

7.4No Disqualification Events. Neither such party nor any of its directors, officers, or other employees involved in the Offering is subject to any "bad actor" disqualification event described in Rule 506(d) of Regulation D or any similar disqualification provision under Regulation A+.

7.5Compliance with Laws. Such party shall comply with all applicable federal and state securities laws, rules, and regulations in connection with the Offering.

8.INDEMNIFICATION

8.1Indemnification by the Company. The Company agrees to indemnify and hold harmless the Lead Broker-Dealer, each Syndicate Member, and their respective directors, officers, employees, agents, and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorneys' fees) arising out of or based upon: (a) Any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (b) Any breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement; or (c) Any violation or alleged violation by the Company of any federal or state securities laws in connection with the Offering.

Notwithstanding the foregoing, the Company shall not be liable under this Section 8.1 to the extent that any such loss, claim, damage, liability, or expense arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Lead Broker-Dealer or any Syndicate Member expressly for use in the Offering Materials.

8.2Indemnification by the Lead Broker-Dealer and Syndicate Members. The Lead Broker- Dealer and each Syndicate Member, severally and not jointly, agree to indemnify and hold harmless the Company and its directors, officers, employees, agents, and controlling persons from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorneys' fees) arising out of or based upon: (a) Any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, but only to the extent that such statement was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such party expressly for use in the Offering Materials; (b) Any breach by such party of any representation, warranty, covenant, or agreement contained in this Agreement; or (c) Any violation or alleged violation by such party of any federal or state securities laws in connection with the Offering.

8.3Procedure. Any party seeking indemnification under this Section 8 shall promptly notify the indemnifying party of any claim, action, suit, or proceeding; provided, however, that the failure to so notify shall not relieve the indemnifying party from its obligations hereunder except to the extent that such failure results in the actual prejudice to the indemnifying party. The indemnifying party shall be entitled to participate in, and, to the extent it elects, to assume the defense of such claim, action, suit, or proceeding with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense other than reasonable costs of investigation or preparation of a defense.

9.TERM AND TERMINATION

9.1Term. This Agreement shall become effective on the Effective Date and shall continue until the end of the Offering Period, unless earlier terminated in accordance with this Section 9.

9.2Termination by Either Party. Either the Company or the Lead Broker-Dealer may terminate this Agreement at any time upon thirty (30) days' prior written notice to the other party.

9.3Termination for Cause. Either the Company or the Lead Broker-Dealer may terminate this Agreement immediately upon written notice to the other party if: (a) The other party materially breaches any provision of this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice thereof; (b) The other party becomes insolvent, files for bankruptcy, or is the subject of an involuntary bankruptcy proceeding; or (c) The Offering Statement is not qualified by the SEC within 365 days after the initial filing.

9.4Termination of Syndicate Member. The Lead Broker-Dealer may terminate any Syndicate Member's participation in the Offering for cause, including but not limited to: (a) Material breach of this Agreement or the Syndicate Joinder Agreement; (b) Violation of securities laws or FINRA rules; or (c) Conduct detrimental to the Offering.

9.5Effect of Termination. Upon termination of this Agreement: (a) The Lead Broker-Dealer and Syndicate Members shall cease all solicitation and marketing activities related to the Offering; (b) The Company shall pay all fees and expenses due to the Lead Broker-Dealer and Syndicate Members for Securities sold prior to the date of termination; and (c) The provisions of Sections 3.7, 8, 10, and 11 shall survive such termination.

10.CONFIDENTIALITY

10.1Confidential Information. Each party acknowledges that it may receive confidential information of the other parties in connection with this Agreement and the Offering ("Confidential Information"). Each party agrees to: (a) Maintain the confidentiality of the other parties' Confidential Information; (b) Use such Confidential Information solely for the purpose of performing its obligations under this Agreement; and (c) Not disclose such Confidential Information to any third party without the prior written consent of the disclosing party, except as required by law or regulatory authority.

10.2Exclusions. Confidential Information does not include information that: (a) Is or becomes publicly available through no fault of the receiving party; (b) Was known to the receiving party prior to disclosure by the disclosing party; (c) Is independently developed by the receiving party without reference to the Confidential Information; or (d) Is required to be disclosed by law or regulatory authority.

10.3Return or Destruction. Upon termination of this Agreement or upon request of the disclosing party, the receiving party shall promptly return or destroy all Confidential Information of the disclosing party in its possession.

11.MISCELLANEOUS

11.1Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by email, or by reputable courier service, to the parties at the addresses set forth below:

If to the Company:

Intec Bioplastics, Inc. Attention: Edward Showalter 2118 Wilshire Blvd., Suite 1175 Santa Monica, CA 90403

Email: edward@intecbioplastics.com

If to the Lead Broker-Dealer:

Andes Capital Group, LLC Attention: Curtis Spears

5200 Wilshire Blvd., Suite 560 Los Angeles, CA 90036 Email: cspears@andescap.com

If to a Syndicate Member:

At the address set forth on such Syndicate Member's Syndicate Joinder Agreement.

11.2Amendment. This Agreement may be amended only by a written instrument executed by the Company and the Lead Broker-Dealer. Any amendment to this Agreement that adversely affects the rights or obligations of a particular Syndicate Member shall require the consent of such Syndicate Member.

11.3Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that the Lead Broker-Dealer may assign this Agreement to an affiliate that is a registered broker-dealer without the consent of the Company.

11.4No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles.

11.6Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in Los Angeles, CA by a panel of three arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

11.7Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be struck and the remaining provisions shall be enforced.

11.8Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.9Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EXHIBIT A LIST OF SYNDICATE MEMBERS

1.[SYNDICATE MEMBER 1 NAME], a [STATE] [ENTITY TYPE], CRD# [NUMBER]

2.[SYNDICATE MEMBER 2 NAME], a [STATE] [ENTITY TYPE], CRD# [NUMBER]

3.[SYNDICATE MEMBER 3 NAME], a [STATE] [ENTITY TYPE], CRD# [NUMBER]

[Add additional Syndicate Members as necessary]

EXHIBIT B SYNDICATE JOINDER AGREEMENT

This SYNDICATE JOINDER AGREEMENT (this "Joinder") is made and entered into as of [DATE] by and among Intec Bioplastics, Inc. (the "Company"), Andes Capital Group, LLC (the "Lead Broker-Dealer"), and [SYNDICATE MEMBER NAME] (the "Syndicate Member").

WHEREAS, the Company and the Lead Broker-Dealer have entered into that certain Broker- Dealer Agreement dated [DATE] (the "Agreement") in connection with the offer and sale of up to $75,000,000 of Common Stock pursuant to Regulation A+ Tier 2 under the Securities Act of 1933, as amended; and

WHEREAS, the Syndicate Member desires to join the Agreement as a Syndicate Member and to participate in the offering of the Securities.

NOW, THEREFORE, the parties hereby agree as follows:

1.The Syndicate Member hereby acknowledges and agrees to be bound by all of the terms and conditions of the Agreement applicable to Syndicate Members.

2.The Syndicate Member hereby makes the representations and warranties set forth in Section 7 of the Agreement as of the date hereof.

3.The Company and the Lead Broker-Dealer hereby consent to the Syndicate Member's participation in the offering of the Securities in accordance with the terms of the Agreement.

4.All notices to the Syndicate Member shall be sent to:
[SYNDICATE MEMBER NAME]

Attention: [CONTACT NAME]
[ADDRESS]

Email: [EMAIL]

5.This Joinder may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the date first written above.

COMPANY:

INTEC BIOPLASTICS, INC.

By:

Name: [NAME]

Title: [TITLE]

LEAD BROKER-DEALER:

ANDES CAPITAL GROUP, LLC

By:

Name: [NAME]

Title: [TITLE]

SYNDICATE MEMBER:

[SYNDICATE MEMBER NAME]

By:

Name: [NAME]

Title: [TITLE]

CRD #: [NUMBER]

EXHIBIT C INVESTOR SOURCING RECORD

Intec Bioplastics, Inc. Regulation A+ Tier 2 Offering of Common Stock Syndicate Member: [SYNDICATE MEMBER NAME]

Investor Name	Contact Information	Date of Initial Contact	Investment Amount	Date of Investment	Accredited (Y/N)	Notes

Certification:

I hereby certify that the information provided above is true and accurate to the best of my knowledge and that each investor listed above was identified and solicited by [SYNDICATE MEMBER NAME] in connection with the Company's Regulation A+ Tier 2 offering.

[SYNDICATE MEMBER NAME]

By:

Name: [NAME]

Title: [TITLE]

Date: [DATE]